EXHIBIT 5.2

October 29, 2024

FARMMI, INC.

Fl 1, Building No. 1, 888 Tianning Street, Liandu District

Lishui, Zhejiang Province

People’s Republic of China 323000

Re: FARMMI, INC.

We are qualified lawyers of the People's Republic of China (“PRC”) and as such are qualified to issue this opinion according to the laws and regulations of the PRC.

We understand that FARMMI, INC. (“FARMMI” or the “Company”) is a Cayman Islands corporation.

We have acted as PRC counsel to the following “PRC Subsidiaries” of the Company:

1. Farmmi (Hangzhou) Enterprise Management Co., Ltd.

2. Zhejiang Farmmi Food Co., Ltd.

3. Lishui Farmmi E-Commerce Co., Ltd.

4. Zhejiang Farmmi Biotechnology Co., Ltd.

5. Zhejiang Farmmi Agricultural Supply Chain Co., Ltd.

6. Zhejiang Yitang Medical Service Co., Ltd.

7. Zhejiang Yiting Medical Technology Co., Ltd.

8. Farmmi (Hangzhou) Health Development Co., Ltd.

9. Zhejiang Farmmi Healthcare Technology Co., Ltd.

10. Jiangxi Xiangbo Agriculture and Forestry Development Co., Ltd.

11. Yudu County Yada Forestry Co., Ltd.

12. Guoning Zhonghao (Ningbo) Trade Co., Ltd.

13. Zhejiang Farmmi Ecological Agricultural Technology Co., Ltd.

14. Zhejiang Suyuan Agricultural Technology Co., Ltd.

15. Ningbo Farmmi Baitong Trade Co., Ltd.

This letter of opinions is provided in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) related to the resale of the Company’s ordinary shares, par value US$0.2 per share (the “Shares”) issuable upon the exercise of the Series A Warrant (the “Warrant”) by the selling shareholders identified therein, pursuant to that certain Placement Agency Agreement dated August 22, 2024 by and between the Company and Maxim Group LLC. and that certain Securities Purchase Agreement dated August 22, 2024 by and between the Company and the investors thereto (the “Securities Purchase Agreement”).

地址:中国·杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编:310011传真:(+86)0571-88131280

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In giving the following opinions, we have examined the originals or certified, conformed or reproduced copies of all records, agreements, certificates issued by governmental authorities of the PRC, and other instruments that we have deemed relevant or necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed: (a) the genuineness of all signatures on original or certified copies and the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified or reproduced copies; (c) that none of the documents, as they were presented to us as of the date of this opinion, has been revoked, amended, varied or supplemented; (d) that all factual representations made in all documents are correct in all material respects; and (e) that (i) the rights and obligations of the parties to any document governed by any law other than PRC law are or, when such document has been duly executed, will be legal, valid, binding and enforceable in accordance with their terms under that governing law, (ii) neither execution nor performance nor observance of any document is contrary to any law other than PRC law and (iii) nothing in any law other than PRC law affects this opinion.

For facts that are not directly within our knowledge, we have relied upon the special reports, explanations and other documents, and representations and warranties provided by relevant government agencies, accounting firms, asset appraisal offices and the management and/or other representatives or shareholders of the PRC Subsidiaries.

In rendering the following opinions, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent the Registration Statement, the Prospectus, the Prospectus Supplement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

(i) Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company under the laws of the PRC (“PRC Laws”), with legal person status and limited liability under PRC Laws, and the respective business license is in full force and effect under the PRC Laws.

(ii) The articles of association (the “AOA“) of each of the PRC Subsidiaries is consistent and in compliance with, and does not conflict with any applicable PRC Laws. The AOA of each of the PRC Subsidiaries has been duly adopted by its shareholders, approved by or filed with the relevant governmental agencies, is in full force and effect and binding upon each of the PRC Subsidiaries.

地址:中国·杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编:310011传真:(+86)0571-88131280

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(iii) The issuance and sale of the Shares by the Company and the performance by the Company of its obligations under documents in connection with the Offering contemplated in the Registration Statement, the Prospectus and the Prospectus Supplement, and the consummation of the transactions contemplated thereby, do not result in any violation of the provisions of the AOA, governmental authorizations or any other constituent documents of the PRC Subsidiaries or any applicable statute or any order, rule or regulation of any governmental agencies having jurisdiction over it or any of the properties, or conflict in any material respect with, or result in a material breach of, any of the terms or provisions of, or constitute a material default under, or result in the creation or modification of any lien, security interest, charge or encumbrance upon any of the properties or assets of the PRC Subsidiaries or the Company, pursuant to the terms of, any mortgage, deed of trust, note, indenture, loan, contract, commitment or other agreement or instrument filed as an exhibit to the Registration Statement, the Prospectus and the Prospectus Supplement that is governed by the PRC Laws. No governmental authorizations of any governmental agencies in the PRC are required for the consummation of the Offering and the transactions contemplated thereby.

(iv) Each of the PRC Subsidiaries has obtained and currently holds all governmental authorizations from or with any governmental agency having jurisdiction over it, which are required in connection with its establishment or maintenance of the enterprise legal person status and the operation of its business. Such governmental authorizations are in full force and effect, and none of the PRC Subsidiaries is in receipt of any letter or notice from any governmental agencies notifying any such governmental authorizations is or will be void or, nullified due to any reasons. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries is not aware of any reason that would cause them to believe that any of such governmental authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where applicable) cannot be renewed upon its expiry date.

(v) Each of the PRC Subsidiaries has valid titles to or otherwise has the legal right to use all of its material properties and assets in connection with the carrying on of its respective business.

(vi) Each of the PRC Subsidiaries owns and has valid licenses in full force and effect or otherwise has the legal right to use the intellectual properties for its business and without any conflict with or infringement of the rights of others; and to the best of our knowledge after due inquiry, as of the date of issuance of this opinion, except as disclosed by the Company’s SEC filings, none of the PRC Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any adverse effect on the operations of any of the PRC Subsidiaries in the manner presently conducted. To the best of our knowledge after due inquiry, there is no pending or threatened action, suit, proceeding or claim against any PRC Subsidiaries, contesting the right to use any of the intellectual properties, asserting the misuse thereof, or asserting the infringement or other violation of any intellectual properties of any third party.

(vii) Each of the PRC Subsidiaries is capable of suing and being sued on itself with any party. None of the PRC Subsidiaries or any of their respective properties is entitled to any immunity on the ground of sovereignty from any action, suit or other legal proceedings or from enforcement, execution or attachment.

地址:中国·杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编:310011传真:(+86)0571-88131280

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(viii) To our best knowledge after due inquiry, as of the date of issuance of this opinion, there are no legal, arbitral or governmental proceedings currently pending or threatened in the PRC against, or involving the properties or business of any PRC Subsidiary, which would adversely affect the business, assets or properties of any of the PRC Subsidiaries if adjudicated adversely against such party, except the proceedings disclosed by the Company’s SEC filings as of today.

(ix) All statements set forth (i) in the annual report on the Form 20-F for the year ended September 30, 2023, under the captions “Risk Factors”, “Information On The Company”, “Operating And Financial Review and Prospects”, and “Major Shareholder And Related Party Transactions”; and (ii) in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “About Farmmi, Inc.”, and “Enforceability Of Civil Liabilities Under United States Federal Securities Laws And Other Matters”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

This opinion is rendered solely to you for the registration of the Company’s securities for resale by the selling shareholders and may not be used for any other purpose. It may not be disclosed to and/or relied upon by anyone else or used for any other purpose without our prior written consent, except for submission to the applicable exchange.

Sincerely yours,

/s/ Zhejiang Zhengbiao Law Firm

Zhejiang Zhengbiao Law Firm

浙江正标律师事务所

地址:中国·杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编:310011传真:(+86)0571-88131280

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